ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                                   IOMED, INC.

         Pursuant to the provisions of the Utah Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST:  The name of the corporation is IOMED, INC.

         SECOND: The following Amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on the 10th day of November, 1989, in the manner prescribed by the Utah Business Corporation Act. The amendment revises Article VII of the Articles of Incorporation of the corporation by adding to such Article VII a new Section 4, which reads in its entirety as follows:

         "4. Control Shares Acquisition Act. The provisions of the Utah Control Shares Acquisition Act shall not apply to control shares acquisitions of the common or preferred shares of the corporation."


         THIRD: The total number of shares of the corporation outstanding at the time of the adoption of the amendment set forth in paragraph "SECOND" hereof was 3,814,805 Common Shares, 67,200 Series A Preferred Shares, 3,975,618 Series B Preferred Shares, and 172,800 Series C Preferred Shares. Each of the outstanding Common Shares of the corporation and each of the outstanding Preferred Shares of the Corporation was entitled to one vote upon the amendment set forth in paragraph "SECOND" hereof.

         FOURTH: None of the outstanding shares of the corporation were entitled to vote upon the amendment set forth in paragraph "SECOND" hereof as a separate class.

         FIFTH: The total number of shares voted for the amendment set forth herein was 3,299,325 Common Shares, zero Series A Preferred Shares, 3,958,391 Series B Preferred Shares, and zero Series C Preferred Shares. The number of shares voted against the amendment set forth herein was zero.

         SIXTH: There was no class of outstanding shares entitled to vote as a class upon the amendment set forth herein.

         SEVENTH: The amendment set forth herein does not provide for any exchange, reclassification or cancellation of issued shares of the corporation.

         EIGHTH: The amendment set forth herein does not affect any change in the amount of the stated capital of the corporation.

         DATED this 16th day of November, 1989.

                                    IOMED, INC.


                                    BY: /s/ Stephen H. Ober
                                    STEPHEN H. OBER
                                    President


                                    BY: /s/ Mary A. Crowther
                                    MARY A. CROWTHER
                                    Assistant Secretary




STATE OF UTAH              )
                                    :  ss.
COUNTY OF SALT LAKE        )

         I, Mary A. Crowther, a Notary Public, do hereby certify that on this 16th day of November, 1989, personally appeared before me Stephen H. Ober, who being first duly sworn did state that he is the President of Iomed, Inc., a Utah corporation, that he executed the within and foregoing document in his capacity as the President of Iomed, Inc., and that the statements set forth in the within and foregoing document are true and correct.


                                    /s/ Mary A. Crowther
                                    Notary Public
                                    Residing in Salt Lake City, Utah
My Commission Expires: 03/22/91